As filed with the Securities and Exchange Commission on April 16, 1997
                                                       Registration No. 333-1530
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                          POST-EFFECTIVE AMENDMENT NO.1

                                       TO

                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------
                           BLIMPIE INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

       New Jersey                                   13-2908793
(State or other jurisdiction of                (I.R.S. Employer
incorporation or organization)                  Identification Number)

                        740 Broadway, New York, NY 10003
                                 (212) 673-5900
                  (Address of principal executive offices and
                               telephone number)

            Blimpie International, Inc. Omnibus Stock Incentive Plan
                            (Full title of the Plan)

      Charles G. Leaness, Esq.                            Copy to:
      Executive Vice President
    Blimpie International, Inc.                    Steven D. Dreyer, Esq.
  740 Broadway, New York, NY 10003         Hall Dickler Kent Friedman & Wood LLP
           (212) 673-5900                             909 Third Avenue
(Name, address and telephone number                  New York, NY 10022
       of agent for service)                           (212) 339-5400

If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
                                                      Proposed         Proposed
                                                      Maximum          Maximum          Amount of
                                     Amount to be     Offering Price   Aggregate        Registration
Title  of  Each  Class  of           Registered (1)   per Share (2)    Offering         Fee
Securities to be Registered                                            Price (2)
-----------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (3)          38,900      $ 11.3125        $  440,056.25    $  151.82
-----------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (4)          83,300        11.3125           942,331.25       325.10
-----------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (5)         377,800        11.3125         4,273,862.50     1,474.48
-----------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (6)         450,000         6.75           3,037,500.00       920.45
-----------------------------------------------------------------------------------------------------
Total                                    950,000                        8,693,750.00    $ 2871.85
-----------------------------------------------------------------------------------------------------
Previously Paid Fee                                                                     $1,951.41
-----------------------------------------------------------------------------------------------------
Total Fee Due                                                                           $  920.45
-----------------------------------------------------------------------------------------------------

(1) Plus such additional numbers of shares as may be issued pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933 (the "Securities Act") as follows: (i) in the case of shares of Common Stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of (a) shares of Common Stock for which options have not yet been granted and the option price of which is therefore unknown, and (b) shares of Common Stock which have been, or in the future will be, issued as restricted shares, and which may be resold ("Resale Shares"), the fee is calculated on the basis of the average of the high and low price per share of Common Stock on the NASDAQ National Market as of February 15, 1996 with respect to the 500,000 shares registered pursuant to the original registration statement or as of April 14, 1997 (within 5 business days prior to filing this Amendment) with respect to the 450,000 shares registered pursuant to this Amendment No. 1.

(3) Consists of unvested shares issued pursuant to the Company's 1993 Stock Incentive Plan the resale or reoffer of which is now governed by the Company's Omnibus Stock Incentive Plan (the "Plan").

(4) Consists of shares which had been subject to issuance upon the exercise of options granted under the Company's 1993 Stock Incentive Plan the issuance, reoffer or resale of which is now governed by the Plan.

(5) Consists of shares to be issued or subject to issuance upon the exercise of options to be granted under the Plan.

(6) Consists of additional shares to be issued or subject to issuance upon the exercise of options to be granted under the Plan.

Approximate Date of Commencement of Proposed Sales Pursuant to the Plan: As soon as practicable after the effective date of this Registration Statement.

                                EXPLANATORY NOTE

      In accordance with the instructional Note to Part 1 of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part 1 of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock of Blimpie International, Inc. (the "Common Stock") pursuant to the Plan. The prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of (i) shares previously registered under the Securities Act on Form S-8/S-3 (File No. 33-78906) which were issued or subject to issuance upon the exercise of options granted under the Company's 1993 Stock Incentive Plan, and (ii) shares registered hereunder to be issued or subject to issuance upon the exercise of options granted under the Plan (hereinafter such Prospectus will be referred to as the "Prospectus").

================================================================================

PROSPECTUS

                           BLIMPIE INTERNATIONAL, INC.

                         950,000 Shares of Common Stock

      This Prospectus relates to an aggregate of 950,000 shares of the common stock, $.01 par value (the "Common Stock"), of Blimpie International, Inc. (the "Company") issued or issuable under the Company's Omnibus Stock Incentive Plan (the "Plan") to employees, including officers and directors who are employees, of the Company (the "Selling Shareholders") and is to be used in connection with the reoffer and resale of such shares of Common Stock by the Selling Shareholders. Certain of the Selling Shareholders may be deemed to be affiliates of the Company, as defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any of the proceeds from the sale of the Common Stock, but will receive funds upon the exercise of options covered by the Plan.

      The Common Stock issued or issuable under the Plan may be sold from time to time by the Selling Shareholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made on the National Market System of the National Association of Securities Dealers, Inc. ("NASD"), in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act ("Rule 144") may be sold under Rule 144 rather than pursuant to this Prospectus. All discounts, commissions or fees incurred in connection with the sale of the Common Stock offered hereby will be paid by the Selling Shareholders, except that the expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission, and of registering or qualifying the Common Stock will be paid by the Company.

      The Common Stock of the Company is listed on the National Market System of the NASD under the symbol "BMPE". The closing price of the Company's Common Stock as reported on April 14, 1997 was $6.75.

PURCHASE OF THESE SECURITIES MAY INVOLVE MATERIAL RISKS. SEE "RISK FACTORS" SET FORTH ON PAGE 5.

                                   ----------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                   ----------

                 The date of this Prospectus is April 16, 1997.

                              AVAILABLE INFORMATION

      No person is authorized to give any information or to make any representations, other than as contained herein, in connection with the offer made in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any shares of Common Stock offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

      The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8/S-3 (the "Registration Statement") under the Securities Act, which includes this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto.

      The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission.

      The Registration Statement and exhibits thereto and reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained upon written request addressed to the Commission at the Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

      In addition, the Common Stock is listed for trading on the NASDAQ National Market and reports and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

      The Company distributes to its shareholders, approximately 30 to 60 days prior to each of its annual meetings of shareholders, annual reports containing financial statements audited by its independent public accountants. The Company also distributes reports to its shareholders containing its unaudited financial statements for each of the first three quarters of its fiscal year. The Company's fiscal year ends on June 30.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, the Annual Report to Shareholders for the Company's latest fiscal year and a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". Such requests should be directed to Blimpie International, Inc., 1775 The Exchange, Suite 600, Atlanta, Georgia 30339, (404) 984-2707, Attention:
Investor Relations.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents are hereby incorporated by reference in this Prospectus as of their respective dates:

      (a) The Company's Annual Report on Form 10-KSB for the Company's fiscal year ended June 30, 1996, as filed with the Commission pursuant to the Exchange Act;

      (b) The Company's Quarterly Reports on Form 10-QSB for the Company's fiscal quarters ended September 30, 1996 and December 31, 1996; and

      (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2 filed with the Commission on June 30,1995, together with any amendment or report filed for the purpose of updating such description, to the extent of such updating.

      All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                                   THE COMPANY

      Blimpie International, Inc. engages in franchising and subfranchising the Blimpie trademarks, service marks, logos, marketing concepts and marketing programs which are the basic attributes of the chain of non-cooking, quick service sandwich restaurants known as "Blimpie" restaurants. The main products sold in a Blimpie restaurant are sub sandwiches and salads.

      References in this Prospectus to the "Company" refer to Blimpie International, Inc. The Company's executive offices are located at 740 Broadway, New York, New York 10003, and its telephone number at that location is (212) 673-5900.

                                  RISK FACTORS

      In addition to the other information in this Prospectus, the following should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

1.    Effects of Cancellation of Trademark and Marketing System Licensing
Agreements

      The U.S. and international rights to exploit the Blimpie trademarks, service marks, trade names and logos (collectively, the "Blimpie Trademarks") and the methodology and know-how which comprise the Blimpie restaurant marketing concepts and programs (the "Blimpie Marketing System") are not completely owned or controlled by the Company. An undivided 40% interest in the international rights to the Blimpie Trademarks and Blimpie Marketing System, and the right to license the Blimpie Trademarks and Blimpie Marketing System in various territories located throughout the United States are owned by Metropolitan Blimpie, Inc. ("MBI"), a corporation which is unaffiliated with the Company. In accordance with a written agreement executed by the Company and MBI in 1991, the Company acquired the right to license the Blimpie Trademarks and the Blimpie Marketing System for an initial term of 42 months which provided for annual renewals through the year 2090, conditioned upon the payment of a minimum annual fee to MBI of $100,000. In the event that the Company fails to satisfy its payment obligations under the 1991 Agreement, the Company would lose the right to license the Blimpie Trademarks and Blimpie Marketing System outside of the United States and throughout the territories within the United States controlled by MBI. The Company, pursuant to 99 year grants made to it by Messrs. Anthony P. Conza and David L. Siegel, who are controlling shareholders, directors and respectively, the Chief Executive Officer and Chief Operating Officer of the Company, has acquired the exclusive right to license the Blimpie Trademarks and Blimpie Marketing System in the remaining territories throughout the United States not controlled by MBI. In accordance with a written agreement executed by the Company and Messrs. Conza and Siegel in

1997, the Company has acquired, for $4.5 million plus certain income-based fees, ownership of the remaining undivided 60% interest in the international rights to the Blimpie Trademarks and Blimpie Marketing System held by such individuals. Said agreement may be cancelled by Messrs. Conza and Siegel if the Company fails to pay them an annual fee of $150,000 per year (subject to an annual cost of living adjustment) during the fifty years commencing January 1, 2002, provided that the Company derives revenues from its international operations in each of such years of at least $150,000. In the event that the Company fails to satisfy its payment or other obligations under such agreement, the Company would lose its rights to the Blimpie Trademarks and Blimpie Marketing System outside of the United States. The loss of any or all of such rights would have a material adverse effect upon the Company's business operations, and could seriously affect the Company's ability to operate profitably.

2.    Risks of International Expansion

         Until recently, the Company has not engaged in business outside of the United States. The Company's lack of familiarity with the customs and procedures employed in the conduct of business, in general, and the franchised quick service restaurant business in particular, by persons and entities located in other countries may hinder the Company's efforts to establish profitable international franchising operations, or result in an inability to do so, in one or more countries. Furthermore, to the extent that the revenues which the Company may derive from its international franchising operations will be payable in currencies other than the U.S. dollar, the Company will be subject to the potential profit reducing effects of unfavorable fluctuations in currency exchange rates and currency devaluations.

3.    Competition.

      The restaurant industry, and particularly the quick-service segment, is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location, and there are numerous well-established competitors. These competitors include national and regional fast food chains. The Company's most significant competitor is the Subway(R) chain of sandwich restaurants, whose restaurants offer food products substantially similar to those offered by Blimpie restaurants, at comparable prices. The Company and its franchisees face competition from a broad range of other restaurants and food service establishments. Many of the Company's major chain competitors have achieved significant national, regional and local brand name and product recognition and engage in extensive promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. In addition, the quick-service industry is characterized by the frequent introduction of new products, accompanied by substantial promotion campaigns. In recent years, numerous companies in the fast food industry have introduced products positioned to capitalize on growing consumer preference for food products that are, or are perceived to be, healthful, nutritious, low in calories and low in fat content. Many Blimpie authorized products are, or are perceived to be, healthful, nutritious, and in the case of its salads, low in calories, fat and cholesterol. It can be expected that the Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. There can be no assurance that consumers will continue to regard the Company's products as sufficiently distinguishable from competitive products, that substantially equivalent products will not be introduced by the Company's other competitors or that the Company will be able to compete successfully.

4.    Certain Factors Affecting the Quick-Service Restaurant Industry.

      The Company is required to respond to various consumer preferences, tastes and eating habits; demographic trends and traffic patterns; increases in food and labor costs; and national, regional and local economic conditions. In the past, several quick-service restaurant companies have experienced flat growth rates and declines in average sales per restaurant, in response to which certain of such companies have adopted "value pricing" strategies. Such strategies could have the effect of drawing customers away from companies that do not engage in discount pricing and could also negatively impact the operating margins of competitors that do attempt to match competitors price reductions. Continuing or sustained price discounting in the fast food industry could have an adverse effect on the Company.

5.    Franchise Expansion.

      The rapid growth strategy of the Company is substantially dependent upon its ability to attract, retain and contract with qualified franchisees and the ability of these franchisees to open and operate their restaurants successfully. In addition, continued growth of the Company will depend in part on the ability of existing and future franchisees to obtain sufficient financing or investment capital to meet their market development obligations. If the Company experiences difficulty in contracting with qualified franchisees, if the Subfranchisors are unable to meet their development obligations or if franchisees are unable to operate their restaurants profitably, then the Company's future operating results could be adversely affected.

6.    Government Regulation.

      The Company and its franchisees are subject to various federal, state and local laws affecting their businesses. The Company believes that it is in material compliance with such laws. The laws applicable to franchise operations and relationships are rapidly developing, and the Company is unable to predict the effect on its operations of additional requirements or restrictions that may be enacted or promulgated or of court decisions that may be adverse generally to the franchise industry. The franchisees' restaurants are also subject to regulatory provisions relating to the wholesomeness of food, sanitation, health, safety, fire, land use and environmental standards. Suspension of certain licenses or approvals, due to failure to comply with applicable regulations or otherwise, could interrupt the operations of the affected restaurant or otherwise adversely affect the restaurant. Because Blimpie is a non-cooking sandwich restaurant and uses nearly all biodegradable paper products, the Company believes that the likelihood of an inadvertent failure to comply with applicable environmental standards is remote. The franchisees are also subject to federal and state laws establishing minimum wages and regulating overtime and working conditions. Changes in such laws could result in an increase in labor costs that could adversely affect the restaurant.

7.    Dependence Upon Key and Other Personnel.

      The success of the Company is highly dependent on the efforts of key personnel of the Company, particularly Anthony P. Conza, David L. Siegel, Esq., Patrick Pompeo and Charles G. Leaness, Esq. The loss of the services of any such persons may have a materially adverse effect on the Company. The Company has obtained a key man life insurance policy on Mr. Conza. The Company presently has no employment agreements with any of its employees. The Company's success will be dependent upon its ability to retain existing and hire additional qualified personnel, including certain executive officers. The competition for qualified personnel in the restaurant business is intense and, accordingly, there can be no assurance that the Company will be able to retain or hire necessary personnel.

8.    Control by Current Shareholders, Officers and Directors.

      After giving effect to the issuance of all of the Common Stock issuable under the Plan, Anthony P. Conza, David L. Siegel, Esq., Patrick Pompeo and Charles G. Leaness, Esq., will own, in the aggregate, approximately 56.6% of the outstanding Common Stock of the Company and will have control over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company. The shareholders do not have cumulative voting rights with respect to the election of directors.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 14A:3-5 of the Business Corporation Law of the State of New Jersey provides for the indemnification of a director or officer under certain circumstances against reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of an action brought against him or her by reason of his or her being a director or officer.

      Article 11 of the Company's By-laws confers upon the Board of Directors the sole discretion to cause the Company to indemnify any person who is or was a director or officer, employee or agent of the Company, or any person who serves or has served in any capacity with any other enterprise at the request of the Company, to the fullest extent permitted by law. If the Board so orders, the Company shall indemnify such persons, in the manner and to the extent determined by the Board of Directors, against expenses and liabilities reasonably incurred by or imposed on them in connection with any proceedings to which they have been or may be made parties, or any proceedings in which they may become involved by reason of being or having been a director or officer of the Company, or by reason of serving or having served another enterprise at the request of the Company, whether or not in the capacities of directors or officers of the Company at the time the expenses or liabilities are incurred.

      The Company has entered into indemnity agreements (the "Indemnity Agreements") with all of its directors and its executive officers. The Indemnity Agreements provide that the officers and directors will be indemnified to the fullest extent permitted by the Company's Certificate of Incorporation and/or New Jersey law, as amended from time to time, and that absent an adjudication of willful misconduct, breach of a duty of loyalty to the Company or conduct which results in a personal profit to which such person is not legally entitled, the directors and officers shall be indemnified against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or incurred in defending any proceeding on account of their services as a director or officer of the Company (or any other company when they are serving in such a capacity at the request of the Company). The Company would not be liable under the Indemnity Agreements in respect of any suit in which judgment is rendered against the indemnitee for any transaction in violation of Section 16(b) of the Securities Exchange Act of 1934. The Indemnity Agreements also provide for advance payment of indemnifiable expenses without requiring a case-by-case determination of whether such expenses should be paid. Under these agreements the right to advance payment is also subject to the obligation to reimburse the Company if it is found that such person was not entitled to such indemnification.

      Except to the extent hereinabove provided, there is no charter or By-Law provision or contract arrangement under which any director or officer of the Company is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SELLING SHAREHOLDERS

      The following table sets forth the name and relationship with the Company within the past three years of each shareholder (other than nonaffiliates holding less than 1,000 shares of Common Stock) eligible to resell shares of Common Stock under this Prospectus ("Selling Shareholders"), the number of shares of Common Stock that each Selling Shareholder beneficially owned directly or indirectly as of April 14, 1997, the number of shares of Common Stock that are being offered under this Prospectus on behalf of each of the Selling Shareholders hereunder, and the amount and percentage of Common Stock to be owned by each Selling Shareholder after completion of the offering, assuming the sale of all of the shares of Common Stock which may be offered hereunder. None of the Selling Shareholders own greater than 1% of the Company's outstanding shares of Common Stock.

                                                    Shares of                  Shares of           Shares of
                        Position with               Common Stock               Common Stock        Common Stock
Selling                 Company (if                 Beneficially Owned as      Covered by this     to be held after
Shareholder(1)          applicable)                 of April  7 , 1997(2)      Prospectus(1)       Offering (2)
--------------          -----------                 ---------------------      -------------       ------------
Anthony Conza           President, CEO                 3,066,035(3)               8,000(4)           3,058,035

David Siegel            Exec. Vice President,          1,505,830(5)               8,000(4)           1,497,830
                        COO

Charles Leaness         Exec. Vice President             435,908(6)               4,000(7)             431,908

Patrick Pompeo          Exec. Vice President             398,137(8)               4,000(7)             394,137

Robert Sitkoff          Sr. Vice President,               59,200(9)              59,000(10)                200
                        CFO & Treasurer

Dennis Fuller           Sr. Vice President-               26,410(11)             14,000(12)             12,410
                        Global Development

Joseph Conza            Sr. Vice President-               49,913(13)             19,000(14)             30,913
                        Construction & Design

Joseph Morgan           Sr. Vice President-               30,750(15)             11,000(16)             19,750
                        Strategic Planning

Bruce Kolbinsky         Vice President-                   13,157(17)             13,000(18)                157
                        Operations

Becky Killarney         Vice President-                   13,393(17)             13,000(18)                393
                        Marketing

Art Mancino             Vice President-                    7,750(19)              2,200(20)              5,550
                        New Business

Sharon Henderson        Vice President-                    2,200(19)              2,200(20)               --
                        Finance

Robert Schnurr          Asst. Vice President               4,000(21)              4,000(22)               --

Greg Bennett            Asst. Vice President               8,100(21)              6,500(22)              1,600

Jack Ritter             Asst. Vice President               6,815(21)              6,500(22)                315

Kevin Chachere          Asst. Vice President               3,500(23)              3,500(24)               --

Lisa Knopf              Asst. Vice President               2,500(25)              2,500(26)               --

Jill Kirch              Asst. Vice President               1,100(27)              1,100(28)               --

Steve Spiegel           Asst. General Counsel              1,700(29)              1,700(30)               --

Courtney Carrasco       Senior Marketing Manager           1,000(31)              1,000(32)               --

Pam Gower               Human Resources Director           1,525(33)              1,400(34)                125

Ron Landry              Senior Brand Manager               1,000(31)              1,000(32)               --

Melissa Strittmatter    Controller                         1,000(31)              1,000(32)               --

Michael Trogden         Construction &                     6,200(35)              6,200(36)               --
                        Equipment Manager

Christine Brando        Executive Legal Assistant/         1,200(37)              1,200(38)               --
                        Office Manager-New York

Don Keller              New Concept Manager                1,400(33)              1,400(34)               --

Mildred Martin          Office Manager-Atlanta             1,400(33)              1,400(34)               --

Laura Mastrangelo       Executive Legal Assistant          1,400(33)              1,400(34)               --

Carolyn Robinson        Franchise Development              1,400(33)              1,400(34)               --
                        Manager

Mike Kennedy            International Operations           1,000(39)              1,000(40)               --

(1) The persons listed as Selling Shareholders may not have a present intention of selling shares or, may offer less than the number of shares indicated.

(2) Includes shares subject to currently exercisable stock options. Does not include the non-vested portion of stock grants.

(3) Includes 8,000 shares of Common Stock subject to currently exercisable stock options. Does not include (a) 36,250 shares owned by Mr. Conza's daughter, (b) 15,750 shares owned by Mr. Morgan (Mr. Conza's son-in-law),
      (c) 15,000 shares owned jointly by Mr. Conza's daughter and Mr. Morgan over which Mr. Morgan has sole voting power, (d) 4,150 shares owned by Mr. Conza's parents, (e) 49,913 shares owned by Joseph Conza, the brother of Mr. Conza, and (f) 54,000 shares held by Mr. Conza's daughter as Trustee for the Anthony P. Conza Charitable Remainder Trust, as to all of which Mr. Conza disclaims beneficial ownership.

(4) Includes 8,000 shares of Common Stock subject to currently exercisable stock options. Does not include 32,000 shares of Common Stock subject to stock options that are not currently exercisable.

(5) Includes 8,000 shares of Common Stock subject to currently exercisable stock options.

(6) Includes 4,000 shares of Common Stock subject to currently exercisable stock options.

(7) Includes 4,000 shares of Common Stock subject to currently exercisable stock options. Does not include 16,000 shares of Common Stock subject to stock options that are not currently exercisable.

(8) Includes 4,000 shares of Common Stock subject to currently exercisable stock options. Does not include 6,300 shares held by Mr. Pompeo's sister and brother-in-law, as to which Mr. Pompeo disclaims beneficial ownership.

(9) Includes 53,000 shares of Common Stock subject to currently exercisable stock options.

(10) Includes 53,000 shares of Common Stock subject to currently exercisable stock options. Does not include 39,500 shares of Common Stock subject to stock options that are not currently exercisable and 1,500 shares representing the non-vested portion of a stock grant.

(11) Includes 8,000 shares of Common Stock subject to currently exercisable stock options and 30 shares held by Mr. Fuller as custodian for his daughter under the Georgia Transfers to Minors Act. Does not include 5,355 shares held by Mr.

      Fuller's mother, 1,900 shares held by Mr. Fuller's father-in-law and 750 shares held by Mr. Fuller's mother as custodian for his daughter under the Georgia Transfers to Minors Act, as to all of which Mr. Fuller disclaims beneficial ownership.

(12) Includes 8,000 shares of Common Stock subject to currently exercisable stock options. Does not include 9,500 shares of Common Stock subject to stock options that are not currently exercisable and 1,500 shares representing the non-vested portion of a stock grant.

(13) Includes 13,000 shares of Common Stock subject to currently exercisable stock options.

(14) Includes 13,000 shares of Common Stock subject to currently exercisable stock options. Does not include 29,500 shares of Common Stock subject to stock options that are not currently exercisable and 1,500 shares representing the non-vested portion of a stock grant.

(15) Includes 8,000 shares of Common Stock subject to currently exercisable stock options. Does not include (a) 36,250 shares held by Mr. Morgan's wife (Mr. A. Conza's daughter), (b) 700 shares held by Mr. Morgan's son, and (c) 54,000 shares held by Mr. Morgan's wife as Trustee for the Anthony
      P. Conza Charitable Remainder Trust, as to all of which Mr. Morgan disclaims beneficial ownership.

(16) Includes 8,000 shares of Common Stock subject to currently exercisable stock options. Does not include 20,750 shares of Common Stock subject to stock options that are not currently exercisable and 750 shares representing the non-vested portion of a stock grant.

(17) Includes 7,000 shares of Common Stock subject to currently exercisable stock options.

(18) Includes 7,000 shares of Common Stock subject to currently exercisable stock options. Does not include 5,500 shares of Common Stock subject to stock options that are not currently exercisable and 1,500 shares representing the non-vested portion of a stock grant.

(19) Includes 1,600 shares of Common Stock subject to currently exercisable stock options.

(20) Includes 1,600 shares of Common Stock subject to currently exercisable stock options. Does not include 4,400 shares of Common Stock subject to stock options that are not currently exercisable and 400 shares representing the non-vested portion of a stock grant.

(21) Includes 3,500 shares of Common Stock subject to currently exercisable stock options.

(22) Includes 3,500 shares of Common Stock subject to currently exercisable stock options. Does not include 2,750 shares of Common Stock subject to stock options that are not currently exercisable and 750 shares representing the non-vested portion of a stock grant.

(23) Includes 1,000 shares of Common Stock subject to currently exercisable stock options.

(24) Includes 1,000 shares of Common Stock subject to currently exercisable stock options. Does not include 3,000 shares of Common stock subject to stock options that are not currently exercisable and 1,000 shares representing the non-vested portion of a stock grant.

(25) Includes 1,500 shares of Common Stock subject to currently exercisable stock options.

(26) Includes 1,500 shares of Common Stock subject to currently exercisable stock options. Does not include 3,500 shares of Common Stock subject to stock options that are not currently exercisable and 1,500 shares representing the non-vested portion of a stock grant.

(27) Includes 800 shares of Common Stock subject to currently exercisable stock options.

(28) Includes 800 shares of Common Stock subject to currently exercisable stock options. Does not include 2,200 shares of Common Stock subject to stock options that are not currently exercisable and 200 shares representing the non-vested portion of a stock grant.

(29) Includes 1,100 shares of Common Stock subject to currently exercisable stock options.

(30) Includes 1,100 shares of Common Stock subject to currently exercisable stock options. Does not include 2,400 shares of Common Stock subject to stock options that are not currently exercisable and 400 shares representing the non-vested portion of a stock grant.

(31) Includes 600 shares of Common Stock subject to currently exercisable stock options.

(32) Includes 600 shares of Common Stock subject to currently exercisable stock options. Does not include 1,400 shares of Common Stock subject to stock options that are not currently exercisable and 600 shares representing the non-vested portion of a stock grant.

(33) Includes 800 shares of Common Stock subject to currently exercisable stock options.

(34) Includes 800 shares of Common Stock subject to currently exercisable stock options. Does not include 1,200 shares of Common stock subject to stock options that are not currently exercisable and 400 shares representing the non-vested portion of a stock grant.

(35) Includes 3,200 shares of Common Stock subject to currently exercisable stock options.

(36) Includes 3,200 shares of Common Stock subject to currently exercisable stock options. Does not include 1,550 shares of Common stock subject to stock options that are not currently exercisable and 750 shares representing the non-vested portion of a stock grant.

(37) Includes 700 shares of Common Stock subject to currently exercisable stock options.

(38) Includes 700 shares of Common Stock subject to currently exercisable stock options. Does not include 1,200 shares of Common Stock subject to stock options that are not currently exercisable and 400 shares representing the non-vested portion of a stock grant.

(39) Includes 500 shares of Common Stock subject to currently exercisable stock options.

(40) Includes 500 shares of Common Stock subject to currently exercisable stock options. Does not include 2,000 shares of Common Stock subject to stock options that are not currently exercisable and 2,000 shares representing the non-vested portion of a stock grant.

      Information regarding additional Selling Shareholders will be provided by means of a supplemental prospectus to be filed at such time as the names of such additional Selling Shareholders and the amounts of securities to be reoffered by them become known. In addition, certain unnamed persons, each of whom is not an affiliate of the Company, may use this Prospectus for reoffers and resales of up to 1,000 shares of Common Stock.

                              PLAN OF DISTRIBUTION

      The Common Stock may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the NASDAQ National Market, in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of these shares, although it has paid the expenses of preparing this Prospectus and the related Registration Statement. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, including without limitation, Rules 10b-5, 10b-6 and 10b-7 thereunder.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the shares of Common Stock being registered hereunder. The Company will receive, from time to time, proceeds from the exercise of stock options issued under the Plan. Such proceeds, when received by the Company, will be used for general corporate purposes, including working capital.

                                  LEGAL MATTERS

      The validity of the Common Stock being offered hereby will be passed upon for the Company by Hall Dickler Kent Friedman & Wood LLP, 909 Third Avenue, New York, New York 10022-9998.

                                     EXPERTS

      The consolidated balance sheets as of June 30, 1996 and 1995 and the consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended incorporated by reference in this prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company is authorized to issue 20,000,000 shares of Common Stock. On March 1, 1994 (the "Effective Date"), the Company effected a division of its Common Stock. Such division was implemented by splitting each two shares of Common Stock issued and outstanding on the Effective Date into three shares of Common Stock. The certificates evidencing ownership of the additional shares resulting from such split were issued on March 11, 1994. As of April 14, 1997, 9,526,226 shares of the Company's Common Stock were issued and outstanding. Further information concerning the Company's Common Stock may be found in the documents incorporated herein by reference. See. "Incorporation of Certain Documents by Reference."

      Shares of the Company's Common Stock previously issued under, but not vested, or subject to issuance upon the exercise of options granted under, the Company's 1993 Stock Option Plan are now subject to issuance under the Company's Omnibus Stock Incentive Plan, and when issued, will be issued pursuant to the Registration Statement of which this Prospectus is a part.

                                    PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

            In accordance with the General Instructions to Form S-8, as amended, the Company has provided the following information that is required in this Registration Statement, pursuant to which shares of the Company's Common Stock shall be registered, including the necessary opinion and consents, which are attached hereto as Exhibits 5.1, 5.2, 23.1. and 23.2. The Company will deliver a prospectus meeting the requirements of Part I of Form S-8 and Rule 428 to all persons granted options, stock purchase rights or stock pursuant to the Plan in accordance with the requirements of Rule 428(b).

Item 3. Incorporation of Documents By Reference.

            The following documents are incorporated by reference in this Registration Statement as of their respective dates:

      (a) The Company's Annual Report on Form 10-KSB for the Company's fiscal year ended June 30, 1996, as filed with the Commission pursuant to the Exchange Act;

      (b) The Company's Quarterly Reports on Form 10-QSB for the Company's fiscal quarters ended September 30, 1996 and December 31, 1996; and

      (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2 filed with the Commission on June 30,1995 (File No. 33-93738), together with any amendment or report filed for the purpose of updating such description, to the extent of such updating.

      All reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.


                                     -II-1-

Item 4. Description of Securities.

            Not applicable.

Item 5. Interests of Named Experts and Counsel.

            Not applicable.

Item 6. Indemnification of Directors and Officers.

            See "Indemnification of Directors and Officers" appearing in Part I of this Registration Statement.

Item 7. Exemption from Registration Claimed.

            This item is not applicable to shares of Common Stock issuable under options granted under the Plan which have not been exercised as of the date hereof. Restricted securities acquired under the Plan either upon the exercise of options or by stock grant are being reoffered or resold pursuant to this Registration Statement by certain Selling Shareholders. These restricted securities were acquired by such Selling Shareholders pursuant to exemptions from registration under Section 4(2) of the Securities Act.

Item 8. Exhibits.

4.1 Specimen stock certificate of the Company's common stock (a copy of which was filed with the Commission on June 30,1995 as Exhibit 4.1 to the Company's Registration Statement on Form SB-2 (Registration No. 33-93738), and which is incorporated herein by this reference).*

4.2   Omnibus Stock Incentive Plan, as amended.

5.1 Opinion of Hall Dickler Kent Friedman & Wood, LLP, Esqs. regarding the legality of the Common Stock.*

5.2 Opinion of Hall Dickler Kent Friedman & Wood, LLP, Esqs. regarding the legality of the additional shares of Common Stock registered under Post Effective Amendment No. 1 to the Company's Registration Statement on Form S-8/S-3 (Registration No. 333-1530)

23.1  Consent of Coopers & Lybrand.

23.2  Consent of Counsel.

24    Power of Attorney. (See page II-4.)

----------
* Previously filed.

Item 9. Undertakings.

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a


                                     -II-2-
fundamental change in the information set forth in the Registration Statement; and (iii) include any additional or changed material information on the plan of distribution;

            (2) that, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;and

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                     -II-3-

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City, County and State of New York on the 16th day of April, 1997.

                                        BLIMPIE INTERNATIONAL, INC.


                                        By:  /s/ Anthony P. Conza
                                             -------------------------------
                                             Anthony P. Conza, President

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony P. Conza his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

                                                 Principal Executive Officer


Date: April 16, 1997                             /s/ Anthony P. Conza
                                                 -------------------------------
                                                 Anthony  P.  Conza,  Chairman,
                                                 President  and  Chief Executive
                                                 Officer

                                                 Principal Financial and
                                                 Accounting Officer


Date: April 16, 1997                             /s/ Robert S. Sitkoff
                                                 -------------------------------
                                                 Robert S. Sitkoff, Senior  Vice
                                                 President,  Chief Financial
                                                 Officer and Treasurer


                                     -II-4-

Date: April 16, 1997                             /s/ David L. Siegel
                                                 -------------------------------
                                                 David L. Siegel, Vice Chairman


Date: April 16, 1997                             /s/ Patrick J. Pompeo
                                                 -------------------------------
                                                 Patrick J. Pompeo, Director


Date: April 16, 1997                             /s/ Charles G. Leanes
                                                 -------------------------------
                                                 Charles G. Leaness, Director


Date: April 16, 1997                             /s/ Alvin Katz
                                                 -------------------------------
                                                 Alvin Katz, Director


Date: April 16, 1997                             /s/ Harry G.  Chernoff
                                                 -------------------------------
                                                 Harry G. Chernoff, Director


                                     -II-5-